Exhibit 99.1
Stabilis Solutions announces Westervelt T. “Westy” Ballard, Jr. as President and CEO
HOUSTON, TX / August 23, 2021 / Stabilis Solutions, Inc. ("Stabilis" or the “Company”) (NASDAQ: SLNG), a leading provider of liquefied natural gas (“LNG”) and hydrogen solutions, serving a wide range of end markets and customers, announced today that it has appointed Westervelt T. “Westy” Ballard, Jr., as its next president and chief executive officer, effective August 23, 2021.  Mr. Ballard will replace James C. “Jim” Reddinger, who has resigned from the Company to pursue other opportunities. Mr. Ballard has also been appointed to Stabilis’ board of directors. Simultaneously, Stabilis’ founder and executive chairman, J. Casey Crenshaw, will relinquish his operational responsibilities and become the non-executive chairman of the board.
Prior to joining Stabilis, Mr. Ballard served as executive vice president, chief financial officer and treasurer of Superior Energy Services, Inc., a diversified provider of rental equipment, manufactured products, and engineered & specialized services to the global energy industry. At Superior, Mr. Ballard served in a variety of progressive roles during his 13-year career, including as an operations executive vice president with full responsibility over strategic and commercial direction, capital allocation, operations, safety, and financial and administrative functions for a diversified portfolio of business lines operating in over 30 countries. Additionally, he served as vice president of corporate development where he was responsible for sourcing, evaluating and executing acquisitions and strategic investments globally.
Before joining Superior in 2007, Mr. Ballard was a private equity investor. Prior to joining the private sector, Westy served as a captain in the United States Marine Corps. Mr. Ballard is a graduate of the University of Georgia and is a director of the Marine Corps-Law Enforcement Foundation.
Casey Crenshaw, Chairman of Stabilis, stated, “We feel extremely fortunate to have Westy as our next leader. He has excellent leadership skills and a proven track record of public company success in global strategy, operations and finance. The board and I strongly believe that Westy is the right person to lead Stabilis into the future.”
Mr. Crenshaw added “On behalf of the entire Company, I would also like to thank Jim Reddinger for his service to Stabilis and the many contributions he has made over the past eight years. Jim was instrumental in the Company’s growth and success and we wish him the best of luck in his future endeavors.”
Mr. Ballard stated, “I am incredibly excited to be joining Stabilis and its talented and dedicated workforce.  I believe the Company is a wonderful platform to further facilitate the world’s energy and broader environmental transformations, which I feel are some of the most exciting and meaningful new market opportunities of our lifetime.”

About Stabilis
Stabilis Solutions, Inc. is a leading provider of liquefied natural gas (“LNG”) and hydrogen solutions, serving a wide range of end markets and customers. To learn more, visit www.stabilis-solutions.com.

Contact Information
Stabilis Solutions - Investor Relations:
Andrew Puhala
Chief Financial Officer
Phone: 832-456-6502
Email: ir@stabilis-solutions.com